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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITOR


I consent to the use in Amendment No. 2 to the Form S-1 Registration Statement Under the Securities Act of 1933, of U.S. Automobile Acceptance SNP-IV, Inc. of my report dated October 8, 1998, on the balance sheet of U.S. Automobile Acceptance SNP-IV, Inc. as of September 18, 1998 and the related statement of changes in stockholders' equity for the period from incorporation on January 2, 1998 through September 18, 1998, to the use of my opinion regarding the material federal income tax consequences of investment in the Notes, which is an exhibit to the Registration Statement, and to the use of my name appearing under the heading "Experts".


/s/ Tyson Hopkins

Tyson Hopkins
Certified Public Accountant


Oklahoma City, Oklahoma
October 8, 1998